Exhibit 10.40

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

Braintree Laboratories, Inc.

60 Columbian Street West

Braintree, MA 02185-0929

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

Re:	Asset Purchase Agreement dated as of June 23, 2003 between Braintree Laboratories, Inc. and Nabi Biopharmaceuticals

Gentlemen:

Reference is made to the Asset Purchase Agreement dated as of June 23, 2003 (the “Purchase Agreement”) between Braintree Laboratories, Inc. (“Braintree”) and Nabi Biopharmaceuticals (“Nabi”) pursuant to which Braintree sold to Nabi certain assets related to PhosLo® and to the Promissory Note issued by Nabi to Braintree on August 4, 2003 in the original principal amount of $25,000,000 (the “Note”).

In connection with the proposed transfer by Nabi to Fresenius USA Manufacturing, Inc. (“Fresenius”) of certain assets related to PhosLo pursuant to the terms of an Asset Purchase Agreement dated October 11, 2006 between Nabi and Fresenius (the “Fresenius Sale”), Nabi and Braintree have agreed to provide certain accommodations to each other as follows:

1. Effective upon the closing of the Fresenius Sale, Section 7.5(a)(iii) of the Purchase Agreement shall be automatically amended by deleting the reference therein to “$[*************]” and inserting in lieu thereof “$[*************]” and Section 7.5(a)(iv) of the Purchase Agreement shall be automatically amended by deleting the reference therein to “$[*************]” and inserting in lieu thereof “$[************].”

2. Concurrently with the closing of the Fresenius Sale, Braintree and Nabi shall sign and become a party to the Escrow Agreement attached hereto as Exhibit A and in connection therewith, Nabi shall deposit in the escrow established pursuant to such agreement $10,840,580.73, representing all amounts owing to Braintree to under Section 2.2(a)(iii) of the Purchase Agreement and under the Note.

3. In all other respects, the Purchase Agreement and the Note shall remain unmodified and in full force and effect.

4. Promptly after the execution of this letter agreement, Braintree will meet with representatives of Fresenius to begin planning for the transition of PhosLo to Fresenius in anticipation of the closing of the Fresenius Sale. Further, in connection with the closing of the Fresenius Sale, Braintree agrees to execute and deliver the letter agreement attached hereto as Exhibit B concurrently with the closing date of the Fresenius Sale.

Nabi Biopharmaceuticals

October 19, 2006

5. In addition, notwithstanding the terms of the Manufacturing Agreement between Nabi and Braintree dated August 4, 2003, (i) prior to the closing of the Fresenius Sale at Nabi’s request, and after the closing of the sale at Fresenius’ request, Braintree will arrange for the destruction at Braintree’s sole expense the inventory of PhosLo tablets as so requested by Nabi or Fresenius and (ii) at the request of Fresenius, Braintree shall re-label as reasonably requested by Fresenius at Braintree’s sole expense any PhosLo inventory bearing a Nabi label.

If you are in agreement with the foregoing, please confirm that fact to us by signing this letter in the place indicated below and returning an original to me.

BRAINTREE LABORATORIES, INC.

By:	/s/ Harry P. Keegan III

Agreed to and Acknowledged this 19th day of October, 2006.

Nabi Biopharmaceuticals

By:	/s/ Thomas H. McLain